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                                                                    EXHIBIT 4.08


Certificate Number ___


                             THE KERNEL GROUP, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

The Kernel Group, Inc.("TKG") and the ("Company") is granting to _______, a member of TKG's board of directors and a consultant to TKG ("Consultant") effective _____, 2001, with vesting commencement date of _____, 2001, incentive stock options as detailed in the following agreement.

                                    RECITALS

        A. TKG has adopted the 1997 Incentive Equity Plan (the "Plan") in order that officers, employees, board members and consultants of TKG may acquire a proprietary interest in TKG on favorable terms.

        B. The Administrator of the Plan has selected Consultant to participate in the Plan, and desires to grant to Consultant an option to purchase shares of the Common Stock of TKG for services rendered as a board member and as a consultant.

        NOW, THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledge, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.1 Unless the context requires otherwise, all capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning assigned to them in the Plan, which definitions are incorporated herein by this reference for all purposes.

                                   ARTICLE II

                                     OPTION

        2.1 Option Grant. Subject to the terms and conditions of the Plan and of this Agreement, TKG hereby grants to the Consultant the right and option (the "Option") to purchase all or any part of an aggregate of ______ shares of the Common Stock, with par value of $.001, of TKG (the "Option Shares") at a price of $____ per share which is no less than 100% of the fair market value. This Option is intended by the parties hereto to be, and shall be treated as, an incentive stock under Section 422 of the Internal Revenue Code of 1986.

        2.2 Vesting and Exercise. During the period that the Consultant was acting CFO, the stock options vested at a rate of _____ stock options per month for a total of _____ vested options. The remaining options (_______) will vest at an equal rate on a monthly basis over the remaining portion of the three year period starting _______,2001, and ending ______, 2004, as long as the Consultant is serving on the Company's Board of Directors. In the event of a Change

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Certificate Number ___


of Control as defined in the Section 2.9 of this agreement, the vesting of the unvested portion of the ________ shares shall all accelerate and vest immediately.

        2.3 Manner of Exercise. The person entitled to exercise the Option may do so by delivering notice of exercise in a form approved by TKG to TKG at its principal office. Such notice shall specify the number of shares to be purchased, the purchase price of each share, and the aggregate purchase price for all shares being purchased under said notice. Such notice shall be signed by such person and shall be accompanied by payment in full for such aggregate purchase price. TKG, in the event of exercise by a person other than the Consultant, may require proof of the right of such person to exercise the Option.

               Within 30 days following receipt of the aforementioned notice to purchase, TKG shall cause to be issued to the person entitled to purchase the shares subject to option under this Agreement, stock certificates for the number of shares of TKG's Common Stock, fully paid and non-assessable, specified in such notice. Until such issuance, the purchaser shall have no rights as a shareholder of TAG with respect to the unissued shares.

        2.4 Transferability. During the Consultant's lifetime, the Option hereunder shall be exercisable only by the Consultant or any guardian or legal representative of the Consultant, and the Option shall not be transferable except, in the case of the death of the Consultant, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution, or other similar process. However, the Consultant may specifically designate, by will or otherwise, the beneficiary of the Consultant's rights under the Option. In the event of (a) any attempt by the Consultant to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, TKG may terminate the Option by notice to the Consultant and it shall thereupon become null and void.

        2.5 Transfer of Options Through Termination of Marital Relationship. As stated in the Plan in the event that an Option is transferred to the spouse of an Consultant upon termination of the marital relationship of the Consultant, the Company shall have the right to repurchase the Option from the ex-spouse of the Consultant for $0.01 per each share of stock for which the Option may be exercised. The Company may exercise its right to repurchase options which have been transferred upon termination of the marital relationship within thirty (30) days after it receives written notice of termination of such marital relationship by delivering payment in full of the repurchase price to the ex-spouse, or any other party to whom the option has been transferred. Upon delivery of the repurchase price to the holder of an Option which has been transferred upon termination of a marital relationship, the Option shall expire and become void. An option which has been transferred upon termination of a marital relationship shall not be exercisable until the expiration sixty
               (60) days after notice of the transfer has been delivered to the Company by the person to whom the Option has been transferred.


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Certificate Number ___


        2.6 Adjustment of Optioned Shares. As stated and further elaborated upon in the Plan, in the event of a stock split, reverse stock split or stock dividend or issuance of common shares without receipt of consideration, the number of shares will be proportionally adjusted along with the purchase price. The Administrator shall make proportionate adjustment whose determination in that respect shall be final, binding and conclusive.

        2.7 Employment Not Affected. The granting of the Option nor its exercise shall not be construed as granting to the Consultant any right with respect to continuance of employment by TKG. Except as may otherwise be limited by a written agreement between TKG and the Consultant, the right of TKG to terminate at will the Consultant's employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by TKG, as the employer, and acknowledged by the Consultant.

        2.8 Restriction on Exercise and Resale of Shares. TKG's issuance of shares of Common Stock upon exercise of the Option is conditioned upon conformance with all requirements of law, including the Securities Act of 1933 and all other applicable state and federal laws and regulations, and TKG shall be under no obligation to issue Stock upon exercise of the Option where such issuance would cause it to be in violation of any such law or regulation. As a condition precedent to TKG's transfer to Consultant of any shares of Stock or any shares of Stock upon exercise of the Option, Consultant agrees to the provisions of this Section 2.8, and makes the representations to TKG contained herein. The Stock will be, and shares of Stock to be issued upon exercise of Options under the Plan may be, issued and sold without registration under the Federal Securities Act of 1933 or the securities laws of any state, in reliance upon certain exemptive provisions of said acts. The shares cannot be sold or transferred except if, in the opinion of counsel to TKG, such sale or transfer would be pursuant to an effective registration statement under Federal Act or pursuant to an exemption from such registration and in a transaction which is exempt under applicable securities laws, or pursuant to effective registration statements under such acts, or in a transaction which is otherwise in compliance with such acts. Each certificate representing shares of Stock issued upon exercise of an Option (if such Stock is not registered under the applicable securities laws) shall be stamped with a legend in substantially the following form:

       "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or qualified under applicable state securities laws. They may not be sold, offered for sale, transferred, pledged or hypothecated in the absence of: a registration statement and/or qualification application, in effect with respect to the securities under the 1933 act and applicable state securities laws; or an opinion of counsel or other evidence satisfactory to the company that such registration and/or qualification is not required."

        2.9 Change in Control. In the event of a merger of TKG into another company or a sale of substantially all of the assets of the Company (in excess of 50% of the assets), a Change in Control has occurred. An initial public offering (IPO) by the Company is not considered a Change of Control.


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Certificate Number ___


                                   ARTICLE III

                                  MISCELLANEOUS

        3.1    Governing Law

This Plan shall be subject to, and governed by, the laws of the State of Texas irrespective of the fact that one or more of the parties may work in or be a resident of a different state.

        3.2    Severability

In the event any parts of this Agreement are found to be void, the remaining provisions of this Plan shall nevertheless be binding with the same effect as though the void parts were deleted.

        3.3    Rules of Construction

Wherever in this Agreement, words including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter whenever they would so apply; and wherever in this Agreement, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

        3.4 This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Corporation agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

In witness whereof, the parties have hereunto set their hands the day and year first above written.

Corporation:                            Consultant:

By: _____________________________       By: ________________________________
    Name
    Plan Administrator




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